NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports First Quarter 2022 Financial Results

Company reports GAAP diluted earnings per share of $1.08 for the quarter, affirms 2022 earnings guidance and announces a $0.63 per share quarterly dividend payable June 30, 2022

BUTTE, MT / SIOUX FALLS, SD - April 28, 2022 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended March 31, 2022. Net income for the period was $59.1 million, or $1.08 per diluted share, as compared with net income of $63.1 million, or $1.24 per diluted share, for the same period in 2021. This $4.0 million decrease was primarily driven by lower Montana and Nebraska residential natural gas volumes, higher operating costs, and higher income tax expense. These unfavorable items were partly offset by higher Montana electric transmission revenue and electric retail volumes.

“Earnings for the quarter were in line with expectations and we remain confident in our communicated earnings guidance for the year. We are on track for the single largest year of capital work in NorthWestern’s history while continuing to deliver solid safety and system reliability, said Bob Rowe, Chief Executive Officer. “Site work has begun at our 175 megawatt generating station in Yellowstone County, Montana and we expect to bring the 58 megawatt Bob Glanzer Generating Station in South Dakota online in May. Both of these ‘on-demand’ facilities are critical resources to support the variability of the carbon-free generation – hydro, wind and solar – that comprises a significant, and growing, part of our electric generation portfolio.”

Additional information regarding this release can be found in the earnings presentation found at
https://www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

	Three Months Ended March 31,
Reconciliation of gross margin to utility margin:	2022	2021
Operating Revenues	$394.5	$400.8
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	135.1	144.5
Less: Operating and maintenance	52.8	51.8
Less: Property and other taxes	46.8	47.4
Less: Depreciation and depletion	48.9	47.0
Gross Margin	110.9	110.1
Operating and maintenance	52.8	51.8
Property and other taxes	46.8	47.4
Depreciation and depletion	48.9	47.0
Utility Margin(1)	$259.4	$256.3
(1) Utility Margin is a Non-GAAP financial measure. See “Non-GAAP Financial Measure” section below.

	Three Months Ended March 31,
(in thousands, except per share amounts)	2022	2021
Revenues	$394.5	$400.8
Fuel, purchased supply and direct transmission expense(1)	135.1	144.5
Utility Margin (2)	259.4	256.3

Operating and maintenance	52.8	51.8
Administrative and general	31.6	29.1
Property and other taxes	46.9	47.5
Depreciation and depletion	48.9	47.0
Total Operating Expenses (3)	180.2	175.4
Operating income	79.2	80.9
Interest expense, net	(23.7)	(23.5)
Other income, net	4.7	5.6
Income before income taxes	60.2	63.0
Income tax (expense) benefit	(1.1)	—
Net Income	59.1	63.1
Basic Shares Outstanding	54.097	50.631
Earnings per Share - Basic	$1.09	$1.25
Diluted Shares Outstanding	54.819	50.737
Earnings per Share - Diluted	$1.08	$1.24

Dividends Declared per Common Share	$0.63	$0.62
(1) Exclusive of depreciation and depletion expense.
(2) Utility Margin is a Non-GAAP financial measure.
     See “Non-GAAP Financial Measure” section below and reconciliation of gross margin to utility margin above.
(3) Excluding fuel, purchased supply and direct transmission expense.

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

Overview

NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and/or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We are working to deliver safe, reliable and innovative energy solutions that create value for customers, communities, employees and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We seek to deliver value to our customers by providing high reliability and customer service, and an environmentally sustainable generation mix at an affordable price. The energy landscape is changing and we are committed to meeting the changing demands of our customers through continued investment to enhance reliability, security and safety, grid modernization, and integrate even more renewables, while meeting our growing demand for capacity. We are focused on delivering long-term shareholder value through:

•Infrastructure investment focused on a stronger and smarter grid to improve the customer experience, while enhancing grid reliability and safety. This includes automation in customer meters, distribution and substations that enables the use of proven new technologies.

•Investing in and integrating supply resources that balance reliability, cost, capacity, and sustainability considerations with more predictable long-term commodity prices.

•Continually improving our operating efficiency. Financial discipline is essential to earning our authorized return on invested capital and maintaining a strong balance sheet, stable cash flows, and quality credit ratings.

We expect to pursue these investment opportunities and manage our business in a manner that allows us to be flexible in adjusting to changing economic conditions by adjusting the timing and scale of the projects.

We are committed to providing customers with reliable and affordable electric and natural gas service while also being good stewards of the environment. Towards this end, we recently expanded and outlined our efforts towards a carbon-free future through our goal to achieve net zero carbon emissions by 2050.

Significant Trends and Regulation

Electric Resource Planning - Montana

Yellowstone County 175 MW plant - Construction at the site began in April 2022 with a current schedule that is expected to allow the plant to serve our Montana customers during the 2023-2024 winter season.

On October 21, 2021, the Montana Environmental Information Center and the Sierra Club filed a lawsuit in Montana State Court, against the Montana Department of Environmental Quality and us, alleging that the environmental analysis conducted prior to issuance of the Yellowstone County project's air quality permit was unlawful. The parties have filed cross-motions for summary judgment, for which briefing is underway. An adverse decision could delay the project if the Montana State Court were to require a full Environmental Impact Study regarding the project, set aside the air quality permit, or determine that the

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

underlying environmental statute violates the Montana Constitutional guarantee of a “clean and healthful environment.”

Beartooth Battery 50 MW project - On December 21, 2021, we filed an application with the Montana Public Service Commission (MPSC) for preapproval of the Beartooth Battery agreement as a new capacity resource. This agreement is contingent upon MPSC approval of our application. The MPSC has scheduled a hearing for August 2022 and we anticipate an MPSC decision in the fourth quarter of 2022 or first quarter of 2023. Our application is subject to the risk of the District Court agreeing with the plaintiffs in the litigation challenging the constitutionality of the preapproval statute.

Future Integrated Resource Planning - We expect to submit an updated integrated resource plan to the MPSC by the end of 2022 or early 2023, followed by an all-source competitive solicitation request for capacity available in 2026. Due to the significant impact of our ownership in Colstrip Unit 4 to the capacity available in our portfolio, the outcome in the arbitration amongst the co-owners may affect the timing of the submission of this plan.

Electric Resource Supply - South Dakota

Construction on our new Bob Glanzer Generating Station is nearing completion. The 58 MW natural gas plant in Huron, South Dakota is expected to be online in the second quarter of 2022 with total construction costs of approximately $86 million. ($80.8 million incurred through March 31, 2022).

Our energy resource plans for South Dakota continue to identify portfolio requirements including potential investments resulting from a completed competitive solicitation process. We expect to file an updated integrated resource plan in the second half of 2022.

Regulatory Update

General Rate Review Filings – Rate reviews are necessary to recover the cost of providing safe, reliable service, while contributing to earnings growth and achieving our financial objectives. We regularly review the need for electric and natural gas rate relief in each state in which we provide service. We anticipate making a Montana electric and natural gas general rate filing (2021 test year) in mid-2022.

Montana Power Cost and Credit Adjustment Mechanism (PCCAM) - The current Montana PCCAM Base, approved in 2019, no longer reflects an accurate current forecast of our fuel and power costs. As of March 31, 2022, we have under collected our Montana electric supply costs for the current July 2021 through June 2022 PCCAM year by approximately $48.7 million. Under the PCCAM, under and over collections are allocated 90% to Montana customers and 10% to shareholders. The deferred costs allocated to Montana customers are not reflected in customer bills and recovered until the subsequent power cost adjustment year, adversely affecting our cash flows and liquidity. We expect to address an adjustment to the PCCAM Base in our upcoming Montana electric general rate review filing.

For the three months ended March 31, 2022, electric supply costs exceeded the PCCAM Base revenues by approximately $8.0 million. As a result, during the three months ended March 31, 2022, we deferred $7.2 million of costs, to be collected from customers (90% of the costs above base) and recorded a reduction in pre-tax earnings of $0.8 million (10% of the variance). For the three months ended March 31, 2021, electric supply costs exceeded the PCCAM Base revenues by approximately $8.4 million, with $7.6 million of costs deferred for future collection from customers and $0.8 million recorded as a reduction in pre-tax earnings.

Montana Fixed Cost Recovery Mechanism (FCRM) - On April 15, 2022, we requested that the MPSC continue to defer implementation of the existing FCRM Pilot currently set for July 1, 2022, as we have

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

indicated our intention to request a redesign of the decoupling mechanism in our upcoming rate review filing. We expect the MPSC to issue a decision on our request for deferral by July 1, 2022.

Supply Chain Challenges

We place significant reliance on our third-party business partners to supply materials, equipment and labor necessary for us to operate our utility and reliably serve current customers and future customers. As a result of current macroeconomic conditions, both nationally and globally, we have recently experienced issues with our supply chain for materials and components used in our operations and capital project construction activities. Issues include higher prices, scarcities/shortages, longer fulfillment times for orders from our suppliers, workforce availability, and wage increases. Should these conditions continue, we could have difficulty completing the operations activities necessary to serve our customers safely and reliably, and/or achieving our capital investment program, which ultimately could result in higher customer utility rates, longer outages, and could have a material adverse impact on our business, financial condition and operations.

During the third quarter of 2021, we decided to discontinue our plans to build a 30-40 MW electric generation plant near Aberdeen, South Dakota as a result of significant increases in estimated construction cost as a result of global supply chain challenges. Also, as we developed our forecast of capital expenditures, we estimate that these supply chain challenges increased our forecasted 2022 capital spend by approximately 2 percent. Further challenges with product and services availability and price inflation could increase this impact on our capital spend forecasts or could cause us to experience delays.

Fire Mitigation

With changing weather conditions which include more significant wind events, drought conditions, and warmer air temperatures, we do not consider the fire season specific to a time of year, but rather a condition that may exist at any time of year. Each year’s weather conditions impact these situations differently: early season rains encourage plant growth which fuels fires later in the growing season, and winters with little snow leave dry plant material available for late season fires. The threat is not only in forested areas, where insect infestations and resulting tree death has been severe, but across the entire system including rural areas where grassland fires could be ignited, along with urban areas where extreme weather conditions pose a great risk to heavily populated areas.

Recognizing the risk of significant wildfires in Montana, we continue to proactively seek to mitigate wildfire risk. We are furthering the efforts with the development of a comprehensive Fire Mitigation Plan addressing five key areas: situational awareness, operational practices, system preparedness, vegetation management, and public communications and outreach. This plan builds upon several key initiatives that were initiated and executed over the past decade including nearly $80 million spent on vegetation management and hazard tree removal programs and our growing annual investment to harden our transmission and distribution system infrastructure. Because of ever-increasing wildfire risk, our plan includes greater focus on situational awareness to monitor changing environmental conditions, operational practices that are more reactive to changing conditions, increased frequency of patrol and repairs, and more robust system hardening programs that target higher risk segments in our transmission and distribution systems. We expect to include a request for expected costs associated with the plan in our 2022 Montana electric general rate filing.

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

Primary Earnings Drivers

Revenues
Consolidated operating revenues for the three months ended March 31, 2022 were $394.5 million as compared with $400.8 million for the same period in 2021.

Gross Margin
Consolidated gross margin for the three months ended March 31, 2022 was $110.9 million compared with $110.1 million for the same period in 2021, an increase of $0.8 million, or 0.7 percent. This increase was primarily due to favorable weather, customer growth, higher transmission and electric retail demand, and lower property and other taxes, partly offset by lower Montana and Nebraska natural gas residential volumes, higher operating and maintenance expenses, and higher depreciation and depletion.

Utility Margin1
Consolidated utility margin for the three months ended March 31, 2022 was $259.4 million as compared with $256.3 million for the same period in 2021, an increase of $3.1 million, or 1.2 percent.

Utility Margin
2022 vs. 2021
Utility Margin Items Impacting Net Income
Higher transmission demand due to market conditions and pricing	$3.0
Higher electric retail volumes	0.7
Lower natural gas retail volumes	(1.0)
Reduction of rates from the step down of our Montana gas production assets	(0.5)
Other	0.6
Change in Utility Margin Impacting Net Income	2.8
Utility Margin Items Offset Within Net Income
Higher operating expenses recovered in revenue, offset in operating and maintenance expense	1.6
Higher property taxes recovered in revenue, offset in property tax expense	0.1
Lower revenue from higher production tax credits, offset in income tax expense	(1.4)
Change in Utility Margin Items Offset Within Net Income	0.3
Increase in Consolidated Utility Margin(1)	$3.1

Higher electric retail volumes were driven by colder winter weather in South Dakota, customer growth, and increased residential demand as compared to the prior year, partly offset by warmer winter weather in our Montana electric service territory. Lower natural gas utility margin was driven by decreased Montana and Nebraska residential volumes compared to the prior year, partly offset by customer growth and colder winter weather in Montana and South Dakota natural gas service territory.

1 Utility Margin is a Non-GAAP financial measure.

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

Operating, General and Administrative Expenses

	Three Months Ended March 31,
	2022	2021	Change
	(dollars in millions)
Operating Expenses
Operating and maintenance	$52.8	$51.8	$1.0	1.9%
Administrative and general	31.6	29.1	2.5	8.6
Property and other taxes	46.9	47.5	(0.6)	(1.3)
Depreciation and depletion	48.9	47.0	1.9	4.0
Total Operating Expenses (1)	$180.2	$175.4	$4.8	2.7%
(1) Excluding fuel, purchased supply and direct transmission expense.

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $180.2 million for the three months ended March 31, 2022, as compared with $175.4 million for the three months ended March 31, 2021. Primary components of the change include the following (in millions):

Operating Expenses
2022 vs. 2021
Operating Expenses Impacting Net Income
Higher depreciation expense due to plant additions	$1.9
Increase in uncollectible accounts due to the prior year collection of previously written off balances	1.3
Higher technology implementation and maintenance expenses	1.3
Higher labor and benefits(1)	0.9
Higher insurance expenses	0.6
Lower property tax expenses due to a decrease in estimated state and local taxes	(0.7)
Other	0.5
Change in Items Impacting Net Income	5.8

Operating Expenses Offset Within Net Income
Operating and maintenance expenses recovered in trackers, offset in revenue	1.6
Property and other taxes recovered in trackers, offset in revenue	0.1
Non-employee directors deferred compensation recorded within administrative and general expense, offset in other income	(1.6)
Pension and other postretirement benefits, offset in other income	(1.1)
Change in Items Offset Within Net Income	(1.0)
Increase in Operating Expenses (2)	$4.8
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

(2) Excluding fuel, purchased supply and direct transmission expense.

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to recover the increase or decrease between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Operating Income
Consolidated operating income for the three months ended March 31, 2022 was $79.2 million as compared with $81.0 million in the same period in 2021. This decrease was primarily driven by lower natural gas utility margin primarily due to lower Montana and Nebraska residential volumes, higher depreciation and depletion expense, and higher operating costs, partly offset by higher electric retail volumes and Montana electric transmission revenues and lower property and other taxes.

Interest Expense
Consolidated interest expense for the three months ended March 31, 2022 was $23.7 million as compared with $23.5 million in the same period in 2021. This increase was primarily due to higher interest on borrowings under our revolving credit facilities and on long term borrowings partly offset by higher capitalization of allowance for funds used during construction (AFUDC).

Other Income
Consolidated other income was $4.7 million for the three months ended March 31, 2022 as compared to other income of $5.6 million during the same period in 2021. This decrease includes approximately $1.6 million related to a decrease in the value of deferred shares held in trust for non-employee directors deferred compensation, which is offset in general and administrative expense with no impact to net income, and an increase in the non-service cost component of pension expense of $1.1 million. These unfavorable items were partly offset by higher capitalization of AFUDC.

Income Tax
Consolidated income tax expense for the three months ended March 31, 2022 was $1.1 million as compared to an income tax benefit of less than $0.1 million in the same period of 2021. Our effective tax rate for the three months ended March 31, 2022 was 1.8% as compared with 0.0% for the same period in 2021. We expect our effective tax rate to range between 0% to 3% in 2022.

The following table summarizes the differences between our effective tax rate and the federal statutory rate (in millions):

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

	Three Months Ended March 31,
	2022		2021
Income Before Income Taxes	$60.2		$63.1

Income tax calculated at federal statutory rate	12.6	21.0%	13.2	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.4	0.7	0.1	0.1
Flow-through repairs deductions	(6.8)	(11.3)	(7.8)	(12.5)
Production tax credits	(3.8)	(6.4)	(4.3)	(6.8)
Amortization of excess deferred income tax	(0.4)	(0.7)	(0.3)	(0.4)
Plant and depreciation of flow-through items	(0.3)	(0.4)	(0.3)	(0.5)
Share-based compensation	(0.3)	(0.4)	(0.3)	(0.4)
Other, net	(0.3)	(0.7)	(0.3)	(0.5)
	(11.5)	(19.2)	(13.2)	(21.0)

Income tax expense (benefit)	$1.1	1.8%	$0.0	$0.0

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended March 31, 2022 was $59.1 million as compared with $63.1 million for the same period in 2021. This decrease was primarily driven by lower Montana and Nebraska natural gas residential volumes, higher operating costs, and higher income tax expense, partly offset by higher transmission and electric retail demand.

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

Reconciliation of Primary Changes from 2021 to 2022

	Three Months Ended March 31, 2022 vs. 2021
	Income Before Income Taxes	Income Tax (Expense) Benefit	Net Income
	(in millions)
First Quarter 2021	$63.1	$0.0	$63.1
Items increasing (decreasing) net income:
Higher operating costs impacting net income	(3.5)	0.9	(2.6)
Higher depreciation and depletion	(1.9)	0.5	(1.4)
Lower natural gas retail volumes	(1.0)	0.3	(0.7)
Higher Montana electric transmission revenue	3.0	(0.8)	2.2
Higher electric retail volumes	0.7	(0.2)	0.5
Other	(0.2)	(1.8)	(2.0)
First Quarter 2022	$60.2	$(1.1)	$59.1
Change in Net Income			$(4.0)

Liquidity and Capital Resources
As of March 31, 2022, our total net liquidity was approximately $123.6 million, including $13.6 million of cash and $110.0 million of revolving credit facility availability with no letters of credit outstanding. In addition, our liquidity was further enhanced by the forward equity sale agreements noted below, which could have been physically settled with common shares in exchange for cash of approximately $282.1 million. This compares to total net liquidity one year ago at March 31, 2021 of $187.9 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.63 per share payable June 30, 2022 to common shareholders of record as of June 15, 2022.

2022 Earnings Guidance Affirmed
NorthWestern affirms its previously announced 2022 earnings guidance range of $3.20 - $3.40 per diluted share based upon, but not limited to, the following major assumptions and expectations:

• Normal weather in our electric and natural gas service territories;
• Continued delay, or elimination, of the fixed cost recovery mechanism for Montana electric;
• A consolidated income tax rate of approximately 0% to 3% of pre-tax income; and
• Diluted shares outstanding of approximately 55.6 million to 56.2 million.

Continued investment to serve our customers and communities is expected to provide annualized 4% - 5% growth in rate base and a targeted long-term earnings per share growth rate of 3% - 6%.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our non-GAAP diluted earnings per share guidance of $3.20 - $3.40 for 2022 and final non-GAAP diluted earnings per share of $3.51 for 2021 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)

				EPS Range to Meet Guidance
Three Months Ended March 31, 2022				Q2 - Q4			Estimated 2022 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2022 Reported GAAP	$60.2	$59.1	$1.08	$2.11	to	$2.31	$3.19	to	$3.39

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	0.6	0.4	0.01	?	—	?	0.01	—	0.01

2022 Adj. Non-GAAP	$60.8	$59.5	$1.09	$2.11	to	$2.31	$3.20	to	$3.40

				Actual
Three Months Ended March 31, 2021				Q2 - Q4			2021 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2021 Reported GAAP	$63.1	$63.1	$1.24	$127.1	$123.7	$2.36	$190.2	$186.8	$3.60

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	1.3	1.0	0.02	(0.2)	(0.2)	(0.01)	1.1	0.8	0.01
QF Liability - adjustment associated with one-time clarification of contract term	—	—	—	(6.9)	(5.2)	(0.10)	(6.9)	(5.2)	(0.10)

2021 Adj. Non-GAAP	$64.4	$64.1	$1.26	$120.0	$118.3	$2.25	$184.4	$182.4	$3.51

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Investor Conference Call and Annual Stockholders Meeting

NorthWestern will host an investor conference call and webcast on Friday, April 29, 2022, at 2:30 p.m. Eastern time to review its financial results for the first quarter 2022.

To register for the webinar, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

The virtual Annual Stockholders Meeting will be held on Friday, April 29, 2022, at 12:00 pm Eastern Daylight Time. A virtual Annual Meeting enables our stockholders — regardless of size, resources, or physical location — to participate in the Annual Meeting at no cost. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate at our virtual meeting as

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

they would in person. The Annual Meeting will be webcast live and can be accessed by visiting www.virtualshareholdermeeting.com/NWE2022. To participate in the meeting, please go to the site at least 10 minutes in advance of the meeting and follow the check-in procedures.

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

NorthWestern Reports First Quarter 2022 Financial Results
April 28, 2022

• adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
• the impact of extraordinary external events and natural disasters, such as the COVID-19 pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, on our liquidity, results of operations and financial condition;
• Acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
• Supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
• changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
• unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
• adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com